EXHIBIT 10.11

Online Office Agreement

Agreement Date : April 29, 2014	Confirmation No: 5537375

Business Center Details	Client Details

MD, Columbia - Columbia Town Center	Company Name	S1 Biopharma

Address	“*Opening Soon” 10320 Little Patuxent Parkway Suite 200 Columbia MARYLAND 21044 United States of America	Contact Name	John Kaufmann
Address	1 Independence Way Suite 102 Jersey City New Jersey 07305 United States of America

Sales Manager	Monica Weiner
Phone	+ () 1 201 283 9050

Email	john.kaufmann@s1biopharma.com

Office Payment Details (exc. tax and exc. services)

Office Number	Number of people	Price per Office

217	1	$ 2,774.00

Initial Payment:	First month’s fee:	$0.00

Service Retainer:	$ 5,548.00

$ 5,548.00

Service Provision:	Start Date	May 12,2014	End Date	January 31,2015

All agreements end on the last calendar day of the month.

Comments:

* 2 Months Free - Total Savings of $ 5,838.00

Customer will get the 1st, and 4th month office fee waived on the initial term.

* Office Set Up Fees Waived - Total Savings of $ 75.00

Customer is not required to pay the standard set up fee for their office(s).

* Service Bundle Set Up Fees Waived - Total Savings of $ 158.00

Customer is not required to pay the standard activation fees for phone and internet.

Terms and Conditions

We are Regus Management Group, LLC, the “Provider”. This Agreement incorporates our terms of business set out on our Terms and Conditions which you confirm you have read and understood. We both agree to comply with those terms and our obligations as set out in them. This agreement is binding from the agreement date and may not be terminated once it is made, except in accordance with its terms. Note that the Agreement does not come to an end automatically. See “Cancellation” section of your terms and conditions.

AGREEMENT TO ARBITRATE; CLASS ACTION WAIVER: Any dispute or claim relating in any way to this agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accord with its Commercial Arbitration Rules (available at www.adr.org), except that you or the Provider may assert claims in small claims court and the Client and the Provider may pursue court actions to remove you, or prevent your removal, from the Center if you do not leave when this agreement terminates. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement. The arbitrator shall not conduct arbitration as a class or representative action. The Client and the Provider acknowledge that this agreement is a transaction in interstate commerce governed by the Federal Arbitration Act. The Client and the Provider agree to waive any right to pursue any dispute relating to this agreement in any class, private attorney general, or other representative action.

I accept the terms and conditions

Confirm by typing your name in the box below

Name:	/s/ John Kaufmann	on behalf of S1 Biopharma
Signed on April 29,2014